Exhibit 99.1

Gorman-Rupp Company Declares Cash Dividend, Announces Date of the Annual Meeting of Shareholders and Announces Board of Director Changes

MANSFIELD, Ohio--(BUSINESS WIRE)--January 25, 2019--The Board of Directors of The Gorman-Rupp Company (NYSE: GRC) has declared a quarterly cash dividend of $0.135 per share on the common stock of the Company, payable March 8, 2019, to shareholders of record as of February 15, 2019. This will mark the 276th consecutive quarterly dividend paid by The Gorman-Rupp Company.

Other action taken by the Board of Directors of The Gorman-Rupp Company was the announcement of the Annual Meeting of Shareholders scheduled to be held Thursday, April 25, 2019, and the related establishment of the close of business on March 4, 2019 as the record date for shareholders entitled to notice of and to vote at the meeting. The meeting will be held at 10:00 A.M., Eastern time at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio 44903.

James C. Gorman, Chairman of the Board of Directors, has notified the Company that he will not stand for re-election as a Director at the Company’s 2019 Annual Meeting of Shareholders scheduled in April, at which time his term as a Director will expire. Mr. Gorman, 94, has served as a Director of the Company since 1946 and as Chairman since 1989. Following the conclusion of his term, Mr. Gorman plans to continue his involvement with the Company in a non-executive officer capacity.

W. Wayne Walston also has notified the Company that he will not stand for re-election as a Director at the Company’s 2019 Annual Meeting of Shareholders, when his term will expire. Mr. Walston, 76, has served as a Director of the Company since 1999.

About The Gorman-Rupp Company
Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

CONTACT:
James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548